Exhibit 3.16a

CERTIFICATE OF FORMATION

OF

CBREI MANAGER, L.LC.

1)	The name of the limited company (the “LLC”) is:

CBREI Manager, L.L.C.

2)	The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 19th day of December 2002.

/s/ Michael J. Perlowski
Michael J. Perlowski
Authorized Person